EXHIBIT A

AGREEMENT

JOINT FILING OF SCHEDULE 13G

This Joint Filing Agreement, dated as of March 30, 2018, is by and among each of the undersigned (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to shares of Common Stock, $0.001 par value per share, of CarGurus, Inc. that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other parties.

Executed and delivered as of the date first above written.

ANASTASIOS PARAFESTAS

/s/ Anastasios Parafestas
Anastasios Parafestas

ARGONAUT 22 LLC
By: Spinnaker Capital LLC, its Manager

/s/ Anastasios Parafestas
Name: Anastasios Parafestas
Title: Managing Member

SPINNAKER CAPITAL LLC

/s/ Anastasios Parafestas
Name: Anastasios Parafestas
Title: Managing Member

THE RWS 2006 FAMILY TRUST

By:	/s/ Nancy B. Peretsman

Name:	Nancy B. Peretsman
Title:	Co-Trustee

By:	/s/ Anastasios Parafestas

Name:	Anastasios Parafestas
Title:	Co-Trustee

By:	/s/ John J. Prior Jr.

Name:	John J. Prior Jr.
Title:	Co-Trustee

JOHN J. PRIOR JR., as co-trustee of the RWS 2006 Family Trust

/s/ John J. Prior Jr.

NANCY B. PERETSMAN, as co-trustee of the RWS 2006 Family Trust

/s/ Nancy B. Peretsman